EXHIBIT 99.1

Endeavor IP, Inc. Retains Crescendo Communications, LLC for Investor Relations Services

NEW YORK, NY (October 16, 2014) – Endeavor IP, Inc. (OTC:BB: ENIP) (“Endeavor”), an intellectual property services and patent licensing company, today announced it has retained Crescendo Communications, LLC for investor relations services.

“The team at Crescendo Communications has extensive experience with small-cap public companies,” said Rob Dhat, chief executive officer at Endeavor.  “We look forward to working closely with Crescendo to more proactively communicate our business model and milestones to our shareholders and the investment community.”

David Waldman, chief executive officer of Crescendo Communications, commented, “The management team of Endeavor has demonstrated its ability to unlock the value of IP assets.  We look forward to working closely with Endeavor to articulate and communicate the value of the current IP portfolios.”

Crescendo Communications, LLC, headquartered in New York City with offices in North America, Europe and Asia, is an emerging leader within the investor relations industry.  The firm was founded on a strategic and professional approach to investor relations that builds awareness of public companies through tailored outreach programs that target institutional investors, analysts, and the financial media.  The firm’s approach is centered on properly educating investors and cultivating trust within the global capital markets. Additional information is available at: www.crescendo-ir.com.

About Endeavor IP, Inc.

Endeavor IP, Inc. is an intellectual property services and patent licensing company that is engaged in the acquisition and licensing of intellectual property. Endeavor is based in New York, NY.  Additional information is available at: www.enip.com

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Words such as “may,” “might,” “will,” “should,” “believe,” “expect,” “anticipate,” estimate,” “continue,” “predict,” “demonstrate,” “forecast,” “project,” “plan,” “intend” or similar expressions, or statements regarding intent, belief, or current expectations, are forward-looking statements. While the Company believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties, including without limitation those set forth in the Company’s filings with the Securities and Exchange Commission (the “SEC”), not limited to Risk Factors relating to its patent business contained therein. Thus, actual results could be materially different. The Company expressly disclaims any obligation to update or alter statements whether as a result of new information, future events or otherwise, except as required by law.

Contact:Crescendo Communications, LLCTelephone: (212) 671-1020Email: enip@crescendo-ir.com